TEMPUR-PEDIC REPORTS RECORD THIRD QUARTER 2011 SALES AND EARNINGS
– Reports Sales Up 30%
– EPS Up 45% at $0.90
– Raises Financial Guidance for 2011
– Increases Share Repurchase Authorization

LEXINGTON, KY, October 20, 2011 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the third quarter ended September 30, 2011. The Company also increased full year 2011 financial guidance and announced an increase to its existing share repurchase authorization.

Financial Summary
●	Earnings per diluted share (EPS) increased 45% to $0.90 in the third quarter of 2011 as compared to $0.62 in the third quarter of 2010. The Company reported net income of $61.9 million in the third quarter of 2011 as compared to $44.2 million in the third quarter of 2010.

●	Net sales increased 30% to $383.1 million in the third quarter of 2011 from $295.8 million in the third quarter of 2010. On a constant currency basis, net sales increased 26%. Net sales in the North American segment increased 30%, while International segment net sales increased 28%. On a constant currency basis, International segment net sales increased 15%.

●	Mattress sales increased 28% globally. Mattress sales increased 28% in the North American segment and 31% in the International segment. On a constant currency basis, International mattress sales increased 18%. Pillow sales increased 12% globally. Pillow sales increased 5% in North America and 21% in the International segment. On a constant currency basis, International pillow sales increased 9%.

●	Gross profit margin was 52.4% as compared to 51.0% in the third quarter of 2010. The gross profit margin increased as a result of improved efficiencies in manufacturing, favorable mix and fixed cost leverage related to higher production volumes, partially offset by commodity costs and new product introductions.

●	Operating profit margin was 25.2% as compared to 23.0% in the third quarter of 2010. The increase was driven by improved gross profit margin and operating expense leverage, partially offset by increased marketing investments.

●	The Company generated $75.0 million of operating cash flow in the third quarter of 2011 as compared to $71.9 million in the third quarter of 2010. In addition, the Company increased its cash balance by $16.3 million to $103.0 million in the third quarter.

Chief Executive Officer Mark Sarvary commented, “We are pleased with our third quarter results globally. Our strategic investments in brand awareness and new products continue to deliver growth. We remain confident of the potential to grow sales and earnings over the long term.”

Chief Financial Officer Dale Williams commented, “We are pleased with our sales and earnings in the quarter, and our continued improvement in margins. However, gross margins declined sequentially this quarter primarily related to a transitory productivity issue at our Danish manufacturing facility.”

Share Repurchase Program
During the third quarter of 2011, the Company purchased 1.34 million shares of its common stock for a total cost of $80.0 million. During the first three quarters of 2011, the Company purchased 4.25 million shares of its common stock for a total cost of $240.0 million.

The Company announced the Board of Directors has expanded the Company’s existing repurchase program by $80.0 million for a total authorization of up to $280.0 million. Reflecting share repurchases made during the third quarter, the Company currently has $200.0 million remaining under this authorization. Stock repurchases under this program may be made through open market transactions, negotiated purchases or otherwise, at times and in such amounts as management and a committee of the Board deem appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, financing and regulatory requirements and other market conditions. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. This share repurchase program may be limited, suspended or terminated at any time without prior notice.

Updated Financial Guidance
The Company updated financial guidance for the full year 2011. The Company currently expects net sales for 2011 to range from $1.405 billion to $1.425 billion and EPS for 2011 to range from $3.12 to $3.17 per diluted share. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control. The Company noted its EPS guidance does not assume any benefit from a potential further reduction in shares outstanding related to its share repurchase program.

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, October 20, 2011 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also available via webcast and can be accessed on the investor relations section of the Company's website, http://www.tempurpedic.com. After the conference call, a replay of the webcast will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s potential to grow sales and earnings over the long term and expectations for net sales and earnings per share for 2011. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products in international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on our operations; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR(R) pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company's products are currently sold in over 80 countries under the TEMPUR(R) and Tempur-Pedic(R) brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Jenny Sturgill
Director of Investor Relations
Tempur-Pedic International
800-805-3635
Investor.relations@Tempurpedic.com

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per common share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	Chg %	2011	2010	Chg %
Net sales	$383,085	$295,785	29.5%	$1,051,135	$812,718	29.3%
Cost of sales	182,491	145,031		499,213	409,114
Gross profit	200,594	150,754	33.1%	551,922	403,604	36.7%
Selling and marketing expenses	72,439	53,215		204,789	146,273
General, administrative and other expenses	31,548	29,385		92,416	83,037
Operating income	96,607	68,154	41.7%	254,717	174,294	46.1%

Other expense, net:
Interest expense, net	(3,265)	(4,068)		(8,450)	(11,043)
Other expense, net	(229)	(564)		(950)	(569)
Total other expense	(3,494)	(4,632)		(9,400)	(11,612)

Income before income taxes	93,113	63,522	46.6%	245,317	162,682	50.8%
Income tax provision	31,164	19,324		82,024	51,830
Net income	$61,949	$44,198		$163,293	$110,852

Earnings per common share:
Basic	$0.93	$0.64		$2.41	$1.56
Diluted	$0.90	$0.62		$2.34	$1.51
Weighted average common shares outstanding:
Basic	66,655	69,199		67,722	71,065
Diluted	68,571	71,433		69,847	73,450

 TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$103,015	$53,623
Accounts receivable, net	151,419	115,630
Inventories	91,046	69,856
Prepaid expenses and other current assets	23,456	18,646
Deferred income taxes	11,522	13,725
Total Current Assets	380,458	271,480
Property, plant and equipment, net	158,567	159,807
Goodwill	212,768	212,468
Other intangible assets, net	67,715	68,745
Other non-current assets	9,128	3,503
Total Assets	$828,636	$716,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$70,411	$48,288
Accrued expenses and other current liabilities	89,456	85,469
Income taxes payable	26,173	12,477
Total Current Liabilities	186,040	146,234
Long-term debt	508,500	407,000
Deferred income taxes	29,368	32,315
Other non-current liabilities	5,291	4,421
Total Liabilities	729,199	589,970
Total Stockholders’ Equity	99,437	126,033
Total Liabilities and Stockholders’ Equity	$828,636	$716,003

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$163,293	$110,852
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,340	23,870
Amortization of stock-based compensation	11,135	7,953
Amortization of deferred financing costs	689	517
Bad debt expense	1,285	2,072
Deferred income taxes	(480)	2,604
Foreign currency adjustments and other	911	(423)
Changes in operating assets and liabilities	(23,194)	(7,731)
Net cash provided by operating activities	178,979	139,714

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(4,566)	(18,692)
Acquisition of trademarks and other	(1,980)	(152)
Purchases of property, plant and equipment	(18,841)	(12,330)
Net cash used by investing activities	(25,387)	(31,174)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	682,000	289,336
Repayments of long-term revolving credit facility	(580,500)	(149,313)
Payments of deferred finance costs	(6,192)	––
Proceeds from issuance of common stock	24,419	22,015
Excess tax benefit from stock-based compensation	17,956	3,282
Treasury shares repurchased	(240,000)	(250,000)
Net cash used by financing activities	(102,317)	(84,680)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,883)	146
Increase in cash and cash equivalents	49,392	24,006
CASH AND CASH EQUIVALENTS, beginning of period	53,623	14,042
CASH AND CASH EQUIVALENTS, end of period	$103,015	$38,048

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment:

(In thousands)
	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2011	2010	2011	2010	2011	2010
Retail	$342,804	$260,351	$257,049	$197,586	$85,755	$62,765
Direct	25,405	18,146	19,588	14,192	5,817	3,954
Healthcare	8,076	8,158	2,690	2,909	5,386	5,249
Third Party	6,800	9,130	––	––	6,800	9,130
	$383,085	$295,785	$279,327	$214,687	$103,758	$81,098

Summary of Product Sales

The following table highlights net sales information, by product and by segment:

(In thousands)
	CONSOLIDATED		NORTH AMERICA		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2011	2010	2011	2010	2011	2010
Mattresses	$255,805	$199,165	$192,683	$150,941	$63,122	$48,224
Pillows	38,119	33,959	19,182	18,307	18,937	15,652
Other	89,161	62,661	67,462	45,439	21,699	17,222
	$383,085	$295,785	$279,327	$214,687	$103,758	$81,098

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of EBITDA to Net Income and Total debt to Funded debt
Non-GAAP Measures
(In thousands)

The Company provides information regarding Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) and Funded debt which are not recognized terms under U.S. GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to Net income as a measure of operating performance or Total debt. A reconciliation of EBITDA to the Company’s Net income and a reconciliation of Total debt to Funded debt are provided below. Management believes that the use of EBITDA and Funded debt provides investors with useful information with respect to the terms of the Company’s credit facility.

Reconciliation of Net income to EBITDA

The following table sets forth the reconciliation of the Company’s reported Net income to the calculation of EBITDA for each of the three months ended December 31, 2010, March 31, 2011, June 30, 2011 and September 30, 2011, as well as the twelve months ended September 30, 2011:

	Three Months Ended				Twelve Months Ended
	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	September 30, 2011
GAAP Net income	$46,292	$48,260	$53,084	$61,949	$209,585
Plus:
Interest expense	3,458	2,539	2,646	3,265	11,908
Income taxes	21,890	23,878	26,982	31,164	103,914
Depreciation & Amortization	12,146	11,070	13,239	12,166	48,621
EBITDA	$83,786	$85,747	$95,951	$108,544	$374,028

Reconciliation of Total debt to Funded debt

The following table sets forth the reconciliation of the Company’s reported Total debt to the calculation of Funded debt as of September 30, 2011:

As of
September 30, 2011
GAAP basis Total debt	$508,500
Plus:
Letters of credit outstanding	990
Funded debt	$509,490

Calculation of Funded debt to EBITDA

As of
September 30, 2011
Funded debt	$509,490
EBITDA	374,028
1.36 times